Exhibit 32.01

CERTIFICATIONS

(Pursuant to 18 U.S.C. Section 1350)

The undersigned hereby certifies that, to his knowledge (i) the foregoing Annual Report on Form 10-K filed by ECB Bancorp, Inc. (the “Issuer”) for the year ended December 31, 2008, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the period presented therein.

Date: March 16, 2009	/S/ ARTHUR H. KEENEY III
Arthur H. Keeney, III
President and Chief Executive Officer

Date: March 16, 2009	/S/ GARY M. ADAMS
Gary M. Adams
Senior Vice President and Chief Financial Officer